UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 1, 2022

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 1, 2022, uniQure Inc. (the “Subsidiary”), a wholly owned subsidiary of uniQure, N.V. (the “Company”), entered into a lease agreement with NRL 91 HARTWELL LLC, with an effective date as of January 14, 2022 (the “Lease”). Under the Lease, the Subsidiary has leased approximately 12,716 rentable square feet at 91 Hartwell Avenue in Lexington, Massachusetts (the “Premise”) for a term of seven years and four months. The term commences on the earlier of the (i) planned construction on the Premise being substantially complete and delivered to the Subsidiary, and (ii) the Subsidiary taking possession of the Premise. Pursuant to the terms of the Lease, the Subsidiary may utilize the Premise for general office purposes, and all other ancillary purposes consistent with general office uses. The Lease provides for an aggregate of $3.9 million of rent due over the term of the Lease, and the Subsidiary has an option to renew the Lease for an additional term of five years.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which the Company intends to attach as an exhibit to the Company’s annual report filed on Form 10-K for the year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: February 4, 2022	By:	/s/ David Cerveny
David Cerveny
Chief Legal Officer